November 9, 2010

President’s Report

FHLBNY Declares a 6.50% Dividend for the Third Quarter of 2010

The Federal Home Loan Bank of New York (“FHLBNY”) is pleased to report that, on November 9, 2010, your Board of Directors approved a dividend rate for the third quarter of 2010 of 6.50% (annualized). The FHLBNY’s dividend rate for the second quarter of 2010 was 4.60%. The dollar amount of the third quarter dividend will be approximately $77 million. The cash dividend will be distributed to member financial institutions on November 10, 2010.

Our third quarter 2010 dividend rate significantly exceeds last quarter’s dividend. We pride ourselves in our ability to provide our members with a fair return, although, given the continued extreme volatility in the markets and our projections into next year, future dividends are expected to be lower than the third quarter 2010 dividend rate.

The dividend reflects the FHLBNY’s low-risk profile/conservative investment strategy and is reflective of a low interest rate business environment coupled with increased earnings volatility caused by evolving accounting standards. The payout represents approximately 97 percent of net income for the quarter. The remaining three percent of net income will be put toward building retained earnings. We will continue to maintain retained earnings at calibrated levels to help ensure future regulatory compliance and provide additional protection for the capital investment of our stockholders. After the dividend payment, unrestricted retained earnings as of September 30, 2010, will be approximately $625 million.

Primarily due to the effects of conforming with current accounting rules, please note that the FHLBNY’s Board intends to continue to vote on dividend declarations at least six weeks (or longer) after the close of the calendar quarter.

The FHLBNY expects to file its Form 10-Q for the third quarter of 2010 with the U.S. Securities and Exchange Commission on November 12, 2010. The document will be available at the “EDGAR” portion of the SEC website at www.sec.gov.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.